EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-42357 and 333-38198) pertaining to the Cardinal Health 401(k) Savings Plan (formerly the Cardinal Health Profit Sharing, Retirement and Savings Plan) of our report dated October 30, 2006, with respect to the financial statements and schedules of the Cardinal Health 401(k) Savings Plan (formerly the Cardinal Health Profit Sharing, Retirement and Savings Plan) included in this Annual Report (Form 11-K/A) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Columbus, Ohio

October 30, 2006